Exhibit 99.(m)(1)

AMENDED AND RESTATED DISTRIBUTION PLAN
TRIBUTARY FUNDS, INC.: CLASS A SHARES

THIS AMENDED AND RESTATED DISTRIBUTION PLAN (the “Plan”), adopted on this 19th day of August, 2010, is the plan of the Tributary Funds, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Nebraska, on behalf of each series of the Company, (each a “Fund” or collectively the “Funds”).

Preliminary Statement

A.                                    The Plan was originally adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) on May 9, 2001, and has been subsequently amended on July 1 and August 1 of 2007; and

B.                                    By a vote of a majority of the Directors of the Company, including a majority of Directors who are not “interested persons” of the Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the “Independent Directors”), the Board of Directors of the Company wishes to amend the Plan only for purposes of making certain immaterial revisions.

NOW, THEREFORE, the Board of Directors of the Company, including a majority of the Independent Directors, hereby adopts the following provisions:

1.                                      This Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the 1940 Act, for shares of beneficial interest of Class A shares (“Class A Shares”) of each Fund of the Company.

2.                                      The Company has entered into a Distribution Agreement on behalf of each Fund with a distributor in accord with the requirements of the 1940 Act (the “Distributor”) under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of each Fund’s shares including the Class A Shares.  Such efforts may include, but neither are required to include nor are limited to, the following:

(a)                                 formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising,

(b)                                 preparation, printing and distribution of sales literature;

(c)                                  preparation, printing and distribution of prospectuses of each Fund and reports to recipients other than existing shareholders of each Fund;

(d)                                 obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may from time to time, deem advisable;

(e)                                  making payments to securities dealers and others engaged in the sales of Class A Shares; and

(f)                                   providing training, marketing and support to such dealers and others with respect to the sale of Class A Shares.

3.                                      In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement, Class A Shares of each Fund shall pay to the Distributor a fee at the annual rate of up to (and including) .25% of such Class’ average daily net assets throughout the month, or such lesser amount as may be established in writing from time to time by the Directors of the Company, as specified in this paragraph; provided that, for any period during which the total of such fee and all other expenses of a Fund holding itself out as a money market fund under Rule 2a-7 under the 1940 Act or of the Class A Shares of such a Fund, would exceed the gross income of that Fund (or of the Class A Shares thereof), such fee shall be reduced by such excess.  Such fee shall be computed daily and paid monthly.  The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in each Fund’s then current Prospectus for the determination of the net asset value of Class A Shares, but shall exclude assets attributable to any other class of each Fund.  The Distributor may use all or any portion of the fee received pursuant to the Plan to compensate securities dealers or other persons who have engaged in the sale of Class A Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4.                                      This Plan shall become effective with respect to the Class A Shares of each of the Funds of the Company (currently the Short-Intermediate Bond Fund, Income Fund, Balanced Fund, Core Equity Fund, Growth Opportunities Fund, Small Company Fund, Large Cap Growth Fund, and International Equity Fund) on February 13, 2008, this Plan having been approved (a) by a vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on Plan; and (b) by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Class A Shares of the affected Fund.

5.                                      During the existence of this Plan, the Company will commit the selection and nomination of those Directors who are not interested persons of the Company to the discretion of such Independent Directors.

6.                                      This Plan shall, unless terminated as hereinafter provided, remain in effect until July 31, 2002 and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Directors of the Company, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan.

7.                                      This Plan may be amended with respect to the Class A Shares of a Fund, at any time by the Board of Directors, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof must be approved by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Class A Shares of the affected Fund, and (b) any material amendment of this Plan must be approved in the manner provided in paragraph 6 above.

8.                                      This Plan may be terminated with respect to the Class A Shares of a Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Class A Shares of the affected Fund.

9.                                      During the existence of this Plan, the Company shall require the Distributor to provide the Company, for review by the Company’s Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class A Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10.                               This Plan does not require the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class A Shares.

11.                               In the event that Rule 2830 of the FINRA Rules of Conduct precludes any Fund of the Company (or any FINRA member) from imposing a sales charge (as defined in that Section) or any portion thereof then the Distributor shall not receive payments hereunder from the date that the Fund discontinues or is required to discontinue imposition of some or all of its sales charges.  If the Fund resumes imposition of some or all of its sales charge, the Distributor will resume receipt of payments hereunder.

12.                               Consistent with the limitation of shareholder and Director liability as set forth in the Company’s Certificate of Incorporation, any obligations assumed by the Company, a Fund or Class A Shares thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Class A Shares of the affected Fund and its assets, and shall not constitute obligations of any shareholder of any other class of the affected Fund or other Funds of the Company or of any Director.

13.                               If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.